Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports dated March 4, 2026, relating to the consolidated financial statements and the effectiveness of the internal control over financial reporting, of Riley Exploration Permian, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.
Houston, Texas
May 14, 2026